Exhibit 99.1

FINISH LINE REPORTS RECORD 21% INCREASE IN 2nd QUARTER COMPARABLE STORE SALES

INDIANAPOLIS- September 4, 2003-The Finish Line, Inc. (NASDAQ:FINL) reported net sales of $270,789,000 for the thirteen weeks ended August 30, 2003 (“2nd quarter” or “Q2”), an increase of 33% (thirty-three percent) over net sales of $204,280,000 for Q2 last year (“Q2 LY”). Comparable store net sales for Q2 increased 21% (twenty-one percent) versus an increase of 1% (one percent) reported for the comparable thirteen-week period last year.

On a year to date basis, for the twenty-six weeks ended August 30, 2003, net sales were $478,594,000 an increase of 28% (twenty-eight percent) over net sales of $374,856,000 reported for the twenty-six week period last year ended August 31,2002. Year to date comparable store net sales increased 18% (eighteen percent) versus a 2% (two percent) increase reported for the first half of last year.

Mr. Alan H. Cohen (President and Chief Executive Officer) stated: ‘We are extremely pleased with our second quarter sales performance and the continued acceleration in both footwear and apparel/accessories. We believe our strategy of providing a wider selection of product to a broad consumer base is proving to be effective. Consumers of all ages are seeking new and unique products, and they are coming to Finish Line to get them. These merchandising and marketing initiatives, led by Nike (NYSE: NKE), have been embraced by the consumer enabling Finish Line to continue to gain market share. For the quarter, footwear comparable store sales increased 18% (eighteen percent) whereas, apparel/accessories comparable store sales increased 38% (thirty-eight percent) on top of an 18% gain for apparel/accessories for Q2 LY. The positive trend of comp sales increases is encouraging as the Company experienced a 15% gain in June, 19% for July followed by a 29% increase for August. Inventory levels are expected to be up 7-9 percent per square foot as of the end of Q2 and we are well positioned as we begin our 3rd quarter.”

Due to sales significantly exceeding plan and improved product margins versus Q2 LY, the Company now anticipates that diluted earnings per share for the 2nd quarter will range from $.70 to $.72 as compared to previous guidance of diluted income per share of $.42 to $.44. Additionally, the Company is increasing EPS guidance for the full fiscal year from a previous range of $1.16 to $1.21 to a new range of $1.52 to $1.56. For Q2 LY the Company reported diluted earnings per share of $.37 cents, ($.34 when excluding a $.03 benefit related to repositioning charges). The Company expects to report earnings for Q2 on Wednesday, September 24th, after the market closes followed by a live conference call Thursday morning, September 25th at 8:30 am ET.

During Q2, the Company opened 21 stores, closed one store and remodeled six existing stores. As of August 30, 2003, the Company operated 510 stores compared to 459 at August 31, 2002 an increase of 11%. In addition, store square footage increased 9% to 2,984,000 square feet compared to 2,745,000 square feet at the end of Q2 last year.

The Company did not repurchase any shares of Class A Common Stock during Q2 under the current stock repurchase authorization, which expires February 28, 2004. To date the Company has repurchased 1,861,600 shares (@ an average price of $8.34 per share) of the 2,500,000 shares authorized by the Board of Directors.

The Company has made available a recorded message covering the second quarter sales by dialing 1-706-645-9291 (Conference ID# = 2491278). This replay will be available for 48 hours beginning approximately 8:30am ET Thursday, September 4th.

The Company has experienced, and expects to continue to experience, significant variability in net sales and comparable store net sales from quarter to quarter. Therefore, the results of the periods presented herein are not necessarily indicative of the results to be expected for any other future period or year.

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preferences; the Company’s inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including internet and direct manufacturer sales); the unavailability of products; the inability to locate and obtain favorable lease terms for the Company’s stores; the loss of key employees, general economic conditions and adverse factors impacting the retail athletic industry; management of growth; and the other risks detailed in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statement that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Finish Line is a specialty retailer of men’s, women’s and children’s brand name athletic and lifestyle footwear, apparel and accessories currently operating 510 stores in 46 states.

/klh

CONTACT:	THE FINISH LINE, INC., INDIANAPOLIS
Steven J. Schneider, 317-899-1022, EXTENSION 3350
Executive Vice President – COO & CFO